Exhibit 10


                                             IN THE CIRCUIT COURT OF THE
                                             11TH JUDICIAL CIRCUIT IN AND
                                             FOR DADE COUNTY, FLORIDA

                                             GENERAL JURISDICTION DIVISION
BRICKELL PARTNERS,
a Florida Partnership,                       CASE NO:
Individually
And On Behalf of All Others
Similarly Situated,

                    Plaintiff,

                                                  CLASS ACTION COMPLAINT
                                                  ----------------------

          - against -

ROBERT C. STRAUSS, WILTON W.
WEBSTER, ROBERT Q. MARSTON,
DAVID R. CHALLONER, RICHARD W.
FOXEN, DONALD F. MALIN, JR.,
JAN VAN STEVENINICK, PATRICIA K.
WOOLF and CORDIS CORPORATION,

                    Defendants.
____________________________________/



          Plaintiff, by its attorneys, alleges upon personal knowledge as to his own acts and upon information and belief as to all other matters, as follows:

                           JURISDICTION AND VENUE
                           ----------------------

          1.   This is an action for injunctive relief and damages in

excess of fifteen thousand ($15,000) dollars, exclusive of interest, costs,

and attorney fees.

          2.   Plaintiff Brickell Partners ("Brickell") is a partnership

organized under the laws of the State of Florida, which is located in

Miami, Dade County, Florida.

          A.   Defendant Cordis Corporation ("Cordis" or the "Company") is

a corporation organized under the laws of the State of Florida, with its principal place of business in Miami Lakes,

Dade County, Florida.



                            NATURE OF THE ACTION
                            --------------------

          1.   This is a stockholders' class action lawsuit brought on

behalf of the public stockholders of Cordis Corp., who have been, and continue to be, deprived of the opportunity to realize fully the benefits of their investment in the Company. The individual defendants have wrongfully refused to properly consider a bona fide offer for the Company
                                          ---- ----

from Johnson & Johnson ("J&J"), and have taken a reactive defensive action,

which was wrongfully designed to entrench Cordis officers and directors in their positions of control, and which was and is unreasonable in relation to any perceived threat posed by J&J's offer.  In furtherance of these efforts, the individual defendants specifically adopted and implemented a

Rights Agreement dated on or about October 16, 1995 (known in the parlance of the financial marketplace as a "Poison Pill"), which is designed to deter unsolicited acquisition offers by creating economic penalties for any person attempting to effect a business combination without approval of the individual defendants.  As reported by the financial news media, the individual defendants have failed and refused to adequately consider the

J&J offer.  Their actions constitute unfair dealing and a breach of fiduciary duty to maximize shareholder value.  The individual defendants are using their fiduciary positions of control over Cordis to thwart others in their legitimate attempts to acquire Cordis, and the individual defendants are trying to
entrench themselves in their positions with the Company.

                                  Parties
                                  -------

          2.   Plaintiff is and, at all relevant times, has been the owner of shares of Cordis common stock.

          3.   Cordis is a corporation duly organized and existing under

the laws of the State of Florida.  Cordis designs, manufactures and sells certain medical devices consisting of angiographic catheters, neuroscience devices and related instrumentation.  Cordis maintains its principal executive offices at 14201 Northwest 60th Avenue, Miami Lakes, Florida.

Cordis has approximately 16.4 million shares of common stock outstanding and hundreds of stockholders of record.  Cordis' stock trades over the

NASDAQ National Market System.

          4.   Defendant Robert C. Strauss ("Strauss") is and at all

relevant times hereto has been the President, Chief Executive Officer, and a director of Cordis.

          5.   Wilton W. Webster ("Webster") is and at all relevant times hereto has been a Vice President and a director of Cordis.

          6.   Defendants Robert Q. Marston, David R. Challoner, Richard W.

Foxen, Donald F. Malin, Jr., Jan Van Steveninick, and Patricia K. Woolf are

directors of Cordis.

          7.   The defendants named in paragraphs 4 through 6 are

hereinafter referred to as the "Individual Defendants."

          8.   Because of their positions as officers/directors of the

Company, the Individual Defendants owe a fiduciary duty of loyalty and due care to plaintiff and the other members of the class.

          9.   Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in his/her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes,

or transactions complained of herein.

                          CLASS ACTION ALLEGATIONS
                          ------------------------

          10.  Plaintiff brings this case in his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on

behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, or any of the Company's principal stockholders,

who will be threatened with injury arising from defendants' actions as is described more fully below.

          11.  This action is properly maintainable as a class action.

          12.  The class is so numerous that joinder of all members is impracticable.  The Company has thousands of stockholders who are scattered throughout the United States.

          13.  There are questions of law and fact common to the class that predominate over questions affecting any individual class member.  The common questions include, inter alia, whether:
                          ----- ----

               a.   defendants have breached their fiduciary duties owed by

them to plaintiffs and other members of the Class by failing and refusing to attempt in good faith to maximize shareholder value in the sale of Cordis;

               b.   Cordis' Poison Pill was defensively enacted and

implemented to entrench defendants in their office and deprive Cordis public shareholders of the maximum value of their holdings;

               c.   defendants have breached or aided and abetted the

breach of the fiduciary duties owed by them to plaintiffs and other members of the Class;

               d.   defendants engaged in a plan and scheme to thwart and

reject offers and proposals from third parties, including J&J; and

                    (v)  plaintiffs and the other members of the Class are

being and will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages.

          14.  Plaintiff is committed to prosecuting the action and has retained competent counsel experienced in litigation of this nature.

Plaintiff's claims are typical of the claims of the other members of the class and plaintiff has the same interests as the other members of the class.  Plaintiff is an adequate representative of the class.


                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

          15.  By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive plaintiff and the

Class unfairly of the opportunity to maximize the value of their investment in

Cordis.

          16.  On October 19, 1995, the Dow Jones News Wire reported that J&J
                                        -------------------

would commence "a $100-a-share cash tender offer for all of the outstanding stock of Cordis after Cordis rebuffed J&J's offer to negotiate a merger."  The estimated value of the tender offer is $1.6 billion.

          17.  J&J announced that it had previously offered as much as $105-a-

share in a stock-for-stock, tax-free transaction which was valued at $1.7 billion - or $100 million more than the tender offer.  However, Cordis rejected this transaction and refused to negotiate with J&J.  The $105 per share offering price represents a 22% premium over the trading price of Cordis stock on one day prior to announcement of the J&J tender offer.

          18.  As further evidence of defendants' intransigence, The Wall Street
                                                                 ---------------

Journal reported on October 16, 1995, that the Individual Defendants had adopted
-------

and implemented a Poison Pill in anticipation of the J&J tender offer.  Under the Plan, which is effective immediately, shareholders are given a dividend of one share purchase right ("Right")  for each common share outstanding at the close of business on October 23, 1995.

          19.  The adoption and implementation of the Poison Pill has the force and effect of entrenching the Individual Defendants in their corporate offices against any real or perceived threat to their control, and dramatically impairs the rights of Class members
to exercise freedom of choice in a proxy contest or to avail themselves of a bona fide offer to purchase their shares by an acquiror, such as J&J,
     ---- ----
unfavored by incumbent management.  This fundamental shift of control of the

Company's destiny from the hands of its shareholders to the hands of the

Individual Defendants results in a heightened fiduciary duty of the Individual

Defendants to consider, in good faith, a third party bid, such as J&J, and further requires the Individual Defendants to pursue a third party's interest in acquiring the Company and to negotiate in good faith with a bidder on behalf of the Company's shareholders.

          20.  The purpose, intent and effect of the Poison Pill, in the face of a pending offer for the Company, is to thwart, deter, impede, and delay the acquisition of Cordis by J&J.

          21.  Defendants' recalcitrance to consider and promptly act upon J&J's earlier overtures and formal offer has no valid business purpose, and simply evidences their disregard for the attractive premium being offered to Cordis shareholders.  By failing to meet and negotiate or offer to meet and negotiate with J&J, defendants are depriving plaintiff and the Class of the right to share in the assets and businesses of Cordis and receive the maximum value for their shares.

          22.  Cordis represents a highly attractive acquisition candidate.

Defendants' conduct would deprive Cordis' public shareholders of the very substantial control premium that J&J is prepared to pay, or of the enhanced premium which further negotiation or exposure of Cordis to the market could provide.

          23.  Defendants owe fundamental fiduciary obligations to Cordis's shareholders to take all necessary and appropriate steps to maximize the value of their shares.  In addition, the Individual Defendants have the responsibility to act independently so that the interests of Cordis's public stockholders will be protected, to seriously consider all bona fide offers for the Company,
                                             ---- ----
and to conduct fair and active bidding procedures or other mechanisms for checking the market to assure that the highest possible price is achieved.

Further, the directors of Cordis must adequately ensure that no conflict of interest exists between the Individual Defendants' own interests and their fiduciary obligations to maximum stockholder value or, if such conflicts exist,

to insure that all such conflicts will be resolved in the best interests of the

Company's shareholders.

          24.  Because defendants dominate and control the business and corporate affairs of Cordis and because they are in possession of private corporate information concerning Cordis' assets, businesses and future prospects, their exists an imbalance and disparity of knowledge of economic power between defendants and the public shareholders of Cordis.  This discrepancy makes it grossly and inherently unfair for defendants to entrench themselves at the expense of its public shareholders.

          25.  The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiffs and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the
detriment of the Class.

          26.  In connection with the conduct described herein, the Individual

Defendants breached their fiduciary duties by, among others things:

               a.   rejecting the J&J proposal without fully informing

                    themselves about or intentionally ignoring the future

                    prospects of a combined Cordis/J&J company, or the intrinsic worth of Cordis;

               b.   failing and refusing to meet with representatives of J&J;

                    and

               c.   erecting defensive measures such as Cordis' Poison Pill

                    plan, which was designed to make its prohibitively expensive for an unapproved third party from acquiring the assets or control of the Company.

          27.  Moreover, defendants have refused to take those steps necessary to ensure that Cordis's shareholders will receive maximum value for their shares of Cordis stock.  Defendants have thus refused to seriously consider the pending offer, and have failed to announced any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company.

          28.  The Individual Defendants are acting to entrench themselves in their offices and positions and maintain their substantial salaries and perquisites, all at the expense and to the detriment of the public shareholders of Cordis.

          29.  By the acts, transactions and courses of conduct alleged herein,

the Individual Defendants, individually and as part of a common plan and scheme in breach of their fiduciary duties and obligations, are attempting unfairly to deprive plaintiff and other members of the Class of the premium they could realize in an acquisition transaction and to ensure continuance of their positions as directors and officers, all to the detriment of Cordis' public shareholders.  The Individual Defendants have been engaged in a wrongful effort to entrench themselves in their offices and positions of control and prevent the acquisition of Cordis except on terms which would further their own personal interests.

          30.  As a result of the actions of the Individual Defendants,

plaintiffs and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of

Cordis's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Cordis's common stock.

          31.  Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a substantial premium over the market price, by unlawfully entrenching themselves in their positions of control, and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

          32.  Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.  Defendants are precluding the shareholders' enjoyment of the full economic value of their investment by failing to proceed expeditiously and in good faith to evaluate and pursue a premium acquisition proposal which would provide consideration for all shares at a very attractive price.

          33.  Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, and/or aid and abet and participate in such breaches of duty, and will prevent the sale of Cordis at a substantial premium, all to the irreparable harm of plaintiff and other  members of the Class.

          34.  Plaintiff and the Class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgments as follows:

               (a)  Declaring this to be a proper class action and certifying plaintiff as a class representative;

               (b)  Ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intention to:

                    (i)  cooperate fully with any entity or person, including

J&J, having a bona fide interest in proposing any transactions which would
              ---- ----

maximize shareholder value, including but not limited to, a merger or acquisition of Cordis;

                   (ii)  immediately undertake an appropriate evaluation of

Cordis's worth as a merger/acquisition candidate;

                  (iii)  take all appropriate steps to enhance Cordis's value and attractiveness as a merger/acquisition candidate;

                   (iv)  take all appropriate steps to effectively expose Cordis to the marketplace in an effort to create an active auction of the Company;

                    (v)  act independently so that the interests of the

Company's public shareholders will be protected; and

                   (vi)  adequately ensure that no conflicts of interest exist between the Individual Defendants' own interest and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public shareholders of Cordis;

               (c)  Ordering the Individual Defendants, jointly and severally to account to plaintiff and the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

               (d)  Preliminarily and permanently enjoining the implementation of the Company's Poison Pill;

               (e)  Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorneys' and experts'

fees; and

               (f)  Granting such other and further relief as may be just and proper.

                                   JURY DEMAND
                                   -----------

          Plaintiff and the plaintiff class hereby demand a trial by jury on all issues contained herein, so triable.


     Dated:  October 19, 1995

                                   LERNER & PEARCE, P.A.


                                   By:  /s/ Robert W. Pearce
                                        ----------------------------
                                        Robert W. Pearce
                                        2888 East Oakland Park Blvd.
                                        Fort Lauderdale, FL 33306
                                        (305) 563-8111
                                        Florida Bar No:  344575
                                        Attorneys for Plaintiff


Of Counsel:

WECHSLER HARWOOD
  HALEBIAN & FEFFER LLP
805 Third Avenue
New York, New York  10022
(212) 935-7400